Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                John Griek
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Executing Profitable Growth Plan
Income benefited from lower accident frequency and catastrophe losses

NORTHBROOK, Ill., May 1, 2018 – The Allstate Corporation (NYSE: ALL) today reported financial results for the first quarter of 2018.

The Allstate Corporation Consolidated Highlights
	Three months ended March 31,
($ in millions, except per share data and ratios)	2018	2017	% / pts Change
Consolidated revenues	$9,770	$9,644	1.3
Net income applicable to common shareholders	946	666	42.0
per diluted common share	2.63	1.79	46.9
Adjusted net income*	1,066	608	75.3
per diluted common share*	2.96	1.64	80.5
Return on common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders	16.6%	11.6%	5.0
Adjusted net income*	15.0%	11.9%	3.1
Book value per common share	58.64	52.41	11.9
Property-Liability combined ratio
Recorded	88.0	92.9	(4.9)
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	84.2	84.1	0.1
Property and casualty insurance premiums written	8,131	7,723	5.3
Catastrophe losses	361	781	(53.8)
Total policies in force (in thousands)	85,581	73,666	16.2

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Excellent execution of our operating plan led to increased growth and profitability in the first quarter of 2018. We also benefited from an unexpected decline in auto accident frequency, lower catastrophe losses and a reduction in federal taxes,” said Tom Wilson, Chairman, President and Chief Executive Officer of The Allstate Corporation. “Net income was $946 million, or $2.63 per share, reflecting good margins in the Property-Liability, Life and Benefits businesses and a lower tax rate. The recorded combined ratio of 88.0 was 4.9 points below last year. We are also pleased that the Allstate and Esurance brands increased policies in force, due to higher customer retention and increased new business. Allstate Benefits and SquareTrade continued to have strong growth.

“Progress was also made on all the 2018 Operating Priorities in the first quarter. Customers were better served as internal measures of Net Promoter Score increased, which supports higher customer retention and growth. Investments contributed $786 million of pre-tax income reflecting good results in the market and performance-based portfolios. Total portfolio return for the quarter was a negative 50 basis points as a 0.9% contribution from investment income was offset by a 1.4% decline in the current market value of the portfolio due to higher interest rates, wider credit spreads and lower equity prices. Progress was also made in building long-term growth platforms and ensuring Allstate meets the needs of all of our stakeholders, as discussed in the recently released Prosperity Report,” concluded Wilson.

First Quarter 2018 Results

•	Total revenue of $9.8 billion in the first quarter of 2018 increased 1.3% compared to the prior year quarter.

◦	Property and casualty insurance premiums earned increased 4.1%.

◦	Life premiums and contract charges increased 3.9%.

◦	Net investment income increased 5.1%.

◦	Realized capital losses were $134 million compared to a gain of $134 million in the prior year quarter, which reduced year-over-year revenue growth by 2.8 points.

•
Net income applicable to common shareholders was $946 million, or $2.63 per diluted share, in the first quarter of 2018, compared to $666 million, or $1.79 per diluted share, in the first quarter of 2017. Adjusted net income* was $1.07 billion in the first quarter of 2018, compared to $608 million in the first quarter of 2017, as reduced catastrophe losses, a lower effective tax rate and improved underlying loss performance more than offset higher expenses.

•
Property-Liability underwriting income of $959 million was $411 million better than the prior year quarter. Lower catastrophe losses, increased premiums earned and lower auto accident frequency were partially offset by higher operating expenses, increased severity and lower favorable prior year reserve reestimates.

◦
The underlying combined ratio* of 84.2 for the first quarter of 2018 was essentially flat to the prior year quarter as improved auto insurance margins were offset by the impact of adverse weather in homeowners insurance. First quarter results were better than the annual outlook range of 86 to 88(1) as the continued reduction in accident frequency favorably impacted auto insurance profitability.

◦	Non-catastrophe prior year reserve releases of $55 million in the first quarter of 2018 included Allstate brand releases of $56 million, primarily driven by auto injury coverages.

Property-Liability Results
	Three months ended March 31,
(% to earned premiums)	2018	2017	pts Change
Recorded Combined Ratio	88.0	92.9	(4.9)
Allstate Brand Auto	88.5	90.7	(2.2)
Allstate Brand Homeowners	80.8	93.7	(12.9)
Allstate Brand Other Personal Lines	89.0	93.1	(4.1)
Esurance	99.3	102.4	(3.1)
Encompass	98.4	111.7	(13.3)
Underlying Combined Ratio*	84.2	84.1	0.1
Allstate Brand Auto	90.0	90.9	(0.9)
Allstate Brand Homeowners	63.5	61.3	2.2
Allstate Brand Other Personal Lines	83.3	78.8	4.5
Esurance	98.4	100.2	(1.8)
Encompass	87.9	86.6	1.3

_________
(1) A reconciliation of this non-GAAP measure to the combined ratio, a GAAP measure, is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes, and prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

◦
Allstate brand auto net written premium grew 5.5% in the first quarter of 2018, reflecting a 4.8% increase in average premium and a 0.3% increase in policies in force. Growth in policies in force was driven by continued improvement in the renewal ratio and higher new issued applications.

▪
The recorded combined ratio of 88.5 in the first quarter of 2018 was 2.2 points better than the prior year quarter, due to increased premiums earned, lower catastrophe losses and a broad-based decline in accident frequency. The underlying combined ratio* of 90.0 in the quarter was 0.9 points better than the prior year quarter.

◦
Allstate brand homeowners net written premium increased 4.4% in the first quarter of 2018 compared to the prior year quarter, due to increased average premium. Policies in force increased slightly compared to the prior year quarter, driven by improvement in the renewal ratio and increased new issued applications compared to the prior year quarter.

▪
The recorded combined ratio of 80.8 in the first quarter of 2018 was 12.9 points better than the prior year quarter, due to lower catastrophe losses and increased premiums earned, partially offset by unfavorable prior year reserve reestimates compared to favorable reserve reestimates in the first quarter of 2017. The underlying combined ratio* of 63.5 was 2.2 points higher than the prior year quarter, due to elevated underlying loss costs, mainly driven by adverse winter weather in the eastern part of the U.S.

◦
Allstate brand other personal lines net written premium of $375 million increased 1.9% in the first quarter of 2018 compared to the prior year quarter. The recorded combined ratio of 89.0 was 4.1 points better than the prior year quarter, primarily driven by lower catastrophe losses. The underlying combined ratio* of 83.3 in the first quarter of 2018 was 4.5 points higher than the prior year period, primarily due to elevated underlying loss costs.

◦
Esurance net written premium growth of 7.9% compared to the prior year quarter reflects increased average premium in auto and homeowners insurance, and a 1.1% increase in total policies in force. The strategy to drive broad-based growth across lines of business resulted in a 33.3% increase in homeowners policies in force and higher new issued auto applications and retention.

▪
The recorded combined ratio of 99.3 in the first quarter of 2018 was 3.1 points better than the prior year quarter, due to improvement in both the loss ratio and expense ratio. The underlying combined ratio* of 98.4 was 1.8 points better than the prior year quarter, as both auto and homeowners insurance results improved.

◦
Encompass net written premium declined 5.5% in the first quarter of 2018 compared to the prior year quarter, reflecting the continued execution of profit improvement plans. The recorded combined ratio of 98.4 in the first quarter of 2018 was 13.3 points better than the prior year quarter, due to lower catastrophe losses. The underlying combined ratio* of 87.9 for the first quarter was 1.3 points higher than the prior year quarter as a higher expense ratio more than offset improvement in the underlying loss ratio.

•
Service Businesses policies in force grew to 46.5 million, an increase of 11.7 million compared to the prior year quarter, driven by SquareTrade. Adjusted net loss of $5 million in the first quarter of 2018 was $5 million better than the first quarter of 2017, due to improved loss experience at SquareTrade, partially offset by investments in research and business expansion at Arity.

Service Businesses Results
	Three months ended March 31,
($ in millions)	2018	2017	% / $ Change
Total Revenues	$313	$247	26.7%
SquareTrade	122	59	106.8
Allstate Roadside Services	74	78	(5.1)
Allstate Dealer Services	96	90	6.7
Arity	21	20	5.0
Adjusted Net (Loss) / Income	$(5)	$(10)	$5
SquareTrade	2	(8)	10
Allstate Roadside Services	(5)	(3)	(2)
Allstate Dealer Services	2	—	2
Arity	(4)	1	(5)

◦
SquareTrade revenue was $122 million in the first quarter, reflecting policies in force growth of 11.9 million compared to the first quarter of 2017 and the adoption of a new revenue recognition accounting standard. Adjusted net income is not impacted by the new accounting standard and was $2 million in the first quarter of 2018 due to improved loss experience.

◦
Allstate Roadside Services revenue in the first quarter of 2018 declined 5.1% compared to the prior year quarter, reflecting non-renewal of unprofitable third-party contracts. An adjusted net loss of $5 million was realized, due to lower premiums earned and higher loss costs, partially offset by lower expenses.

◦	Allstate Dealer Services revenue grew 6.7% compared to the first quarter of 2017, and adjusted net income was $2 million, reflecting improvement in loss costs.

◦
Arity had revenues of $21 million in the first quarter of 2018, largely related to contracts with affiliates. The adjusted net loss of $4 million represented continuing investments in business expansion and product development.

•
Allstate Life adjusted net income was $69 million in the first quarter of 2018, $10 million higher than the prior year quarter, primarily due to a lower effective tax rate and higher premiums and contract charges, partially offset by adverse mortality. Premiums and contract charges increased 1.9% in the first quarter compared to the prior year quarter, primarily related to growth in traditional life insurance and lower levels of reinsurance premiums ceded.

•
Allstate Benefits adjusted net income was $28 million in the first quarter of 2018, $6 million higher than the prior year quarter, primarily due to higher premiums and contract charges and a lower tax rate, partially offset by higher contract benefits. Premiums and contract charges increased 6.3% in the first quarter compared to the prior year quarter, due to 6.7% growth in policies in force.

•
Allstate Annuities adjusted net income was $35 million in the first quarter of 2018, $6 million higher than the prior year quarter, primarily due to higher performance-based income. Policies in force declined 8.5% in the first quarter of 2018 as the business continues to run off.

•	Allstate Investments $83 billion portfolio generated net investment income of $786 million in the first quarter, which was 5.1%, or $38 million, above the prior year quarter.

Allstate Investment Results
	Three months ended March 31,
($ in millions, except ratios)	2018	2017	% / pts Change
Net investment income	$786	$748	5.1
Market-based investment income(1)	652	658	(0.9)
Performance-based investment income(1)	181	131	38.2
Realized capital gains and losses	(134)	134	NM
Change in unrealized net capital gains, pre-tax(2)	(1,002)	331	NM
Total return on investment portfolio	(0.5)%	1.6%	(2.1)
(1) Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.
(2) Excludes $1.2 billion adjustment related to the adoption of recognition and measurement accounting standard in 2018.
NM = not meaningful

◦	Market-based investments contributed $652 million of income in the first quarter of 2018, primarily from fixed-income securities.

◦
Performance-based investments generated income of $181 million in the first quarter of 2018, which increased 38.2% over the prior year quarter, primarily reflecting private equity asset appreciation and continued growth of the performance-based portfolio.

◦
Net realized capital losses were $134 million in the first quarter of 2018, compared to a gain of $134 million in the prior year quarter. Net realized losses for the quarter primarily consisted of declines in the valuation of equity investments of $83 million and losses on sales of $42 million. Beginning in 2018, equity valuation changes are included in net income due to the adoption of a new accounting standard.

◦	Unrealized net capital gains decreased $1 billion, post adoption of the new accounting standard, from prior year-end as higher market yields decreased fixed-income valuations.

◦
Total return on the investment portfolio was (0.5)% for the first quarter of 2018 as the 0.9% contribution from net investment income was more than offset by a 1.4% decline in the portfolio’s current market value due to higher interest rates, credit spreads and lower equity prices.

Proactive Capital Management

“Allstate returned $465 million of capital to our shareholders during the first quarter through a combination of $132 million in common stock dividends and repurchasing $333 million of outstanding shares. As of March 31, 2018, there was $935 million remaining on the $2 billion common share repurchase authorization,” said Mario Rizzo, Chief Financial Officer.

“During the first quarter, Allstate issued $575 million of noncumulative perpetual preferred stock and $500 million in floating rate senior notes. The proceeds of these issuances are for general corporate purposes, including the redemption, repayment or repurchase of certain preferred stock and debt. Our adjusted net income return on common shareholders’ equity* of 15.0% for the 12 months ended March 31, 2018 was an increase of 3.1 points compared to the prior year period. Book value per diluted common share of $58.64 was 11.9% higher than March 31, 2017,” concluded Rizzo.

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be held at 9 a.m. ET on Wednesday, May 2.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended March 31,
	2018	2017
	(unaudited)
Revenues
Property and casualty insurance premiums	$8,286	$7,959
Life premiums and contract charges	616	593
Other revenue	216	210
Net investment income	786	748
Realized capital gains and losses:
Total other-than-temporary impairment (“OTTI”) losses	—	(62)
OTTI losses reclassified (from) to other comprehensive income	(1)	3
Net OTTI losses recognized in earnings	(1)	(59)
Sales and valuation changes on equity investments and derivatives	(133)	193
Total realized capital gains and losses	(134)	134
	9,770	9,644

Costs and expenses
Property and casualty insurance claims and claims expense	5,149	5,416
Life contract benefits	504	474
Interest credited to contractholder funds	161	173
Amortization of deferred policy acquisition costs	1,273	1,169
Operating costs and expenses	1,355	1,307
Restructuring and related charges	22	10
Interest expense	83	85
	8,547	8,634

Gain on disposition of operations	1	2

Income from operations before income tax expense	1,224	1,012

Income tax expense	249	317

Net income	975	695

Preferred stock dividends	29	29

Net income applicable to common shareholders	$946	$666

Earnings per common share:

Net income applicable to common shareholders per common share – Basic	$2.67	$1.82

Weighted average common shares – Basic	354.1	365.7

Net income applicable to common shareholders per common share – Diluted	$2.63	$1.79

Weighted average common shares – Diluted	359.9	371.3

Cash dividends declared per common share	$0.46	$0.37

THE ALLSTATE CORPORATION
BUSINESS RESULTS
($ in millions, except ratios)	Three months ended March 31,
	2018	2017
Property-Liability
Premiums written	$7,844	$7,469
Premiums earned	$8,019	$7,759
Other revenue	174	167
Claims and claims expense	(5,058)	(5,328)
Amortization of deferred policy acquisition costs	(1,088)	(1,022)
Operating costs and expenses	(1,067)	(1,018)
Restructuring and related charges	(21)	(10)
Underwriting income	959	548
Net investment income	337	308
Income tax expense on operations	(268)	(268)
Realized capital gains and losses, after-tax	(75)	89
Net income applicable to common shareholders	$953	$677
Catastrophe losses	$361	$781
Amortization of purchased intangible assets	$1	$2
Operating ratios:
Claims and claims expense ratio	63.0	68.6
Expense ratio (1)	25.0	24.3
Combined ratio	88.0	92.9
Effect of catastrophe losses on combined ratio	4.5	10.1
Effect of prior year reserve reestimates on combined ratio	(0.7)	(1.3)

Services Businesses
Premiums written	$287	$254
Premiums earned	$267	$200
Intersegment insurance premiums and service fees	29	28
Other revenue	16	16
Net investment income	5	3
Claims and claims expense	(93)	(90)
Amortization of deferred policy acquisition costs	(110)	(68)
Operating costs and expenses	(119)	(104)
Restructuring and related charges	(1)	—
Income tax benefit on operations	1	5
Adjusted net loss	(5)	(10)
Realized capital gains and losses, after-tax	(3)	—
Amortization of purchased intangible assets, after-tax	(16)	(15)
Net loss applicable to common shareholders	$(24)	$(25)

Allstate Life
Premiums and contract charges	$327	$321
Other revenue	26	27
Net investment income	122	120
Contract benefits	(205)	(195)
Interest credited to contractholder funds	(70)	(69)
Amortization of deferred policy acquisition costs	(31)	(32)
Operating costs and expenses	(86)	(86)
Income tax expense on operations	(14)	(27)
Adjusted net income	69	59
Realized capital gains and losses, after-tax	(2)	1
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(2)	(3)
Net income applicable to common shareholders	$65	$57

(1) Other revenue is deducted from operating costs and expenses in the expense ratio calculation.

THE ALLSTATE CORPORATION
BUSINESS RESULTS
($ in millions, except ratios)	Three months ended March 31,
	2018	2017
Allstate Benefits
Premiums and contract charges	$286	$269
Net investment income	19	17
Contract benefits	(149)	(136)
Interest credited to contractholder funds	(8)	(9)
Amortization of deferred policy acquisition costs	(41)	(41)
Operating costs and expenses	(72)	(67)
Income tax expense on operations	(7)	(11)
Adjusted net income	28	22
Realized capital gains and losses, after-tax	(2)	—
Net income applicable to common shareholders	$26	$22

Allstate Annuities
Contract charges	$3	$3
Net investment income	290	289
Contract benefits	(150)	(143)
Interest credited to contractholder funds	(87)	(95)
Amortization of deferred policy acquisition costs	(1)	(2)
Operating costs and expenses	(9)	(9)
Income tax expense on operations	(11)	(14)
Adjusted net income	35	29
Realized capital gains and losses, after-tax	(23)	(2)
Valuation changes on embedded derivatives not hedged, after-tax	4	—
Gain on disposition of operations, after-tax	1	2
Net income applicable to common shareholders	$17	$29

Corporate and Other
Net investment income	$13	$11
Operating costs and expenses	(8)	(8)
Interest expense	(83)	(85)
Income tax benefit on operations	17	30
Preferred stock dividends	(29)	(29)
Adjusted net loss	(90)	(81)
Realized capital gains and losses, after-tax	(1)	—
Business combination expenses, after-tax	—	(13)
Net loss applicable to common shareholders	$(91)	$(94)

Consolidated net income applicable to common shareholders	$946	$666

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	March 31, 2018	December 31, 2017
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $56,209 and $57,525)	$56,674	$58,992
Equity securities, at fair value (cost $5,928 and $5,461)	6,986	6,621
Mortgage loans	4,679	4,534
Limited partnership interests	7,434	6,740
Short-term, at fair value (amortized cost $3,424 and $1,944)	3,424	1,944
Other	4,092	3,972
Total investments	83,289	82,803
Cash	450	617
Premium installment receivables, net	5,856	5,786
Deferred policy acquisition costs	4,409	4,191
Reinsurance recoverables, net	8,916	8,921
Accrued investment income	576	569
Property and equipment, net	1,060	1,072
Goodwill	2,189	2,181
Other assets	3,230	2,838
Separate Accounts	3,314	3,444
Total assets	$113,289	$112,422
Liabilities
Reserve for property and casualty insurance claims and claims expense	$26,115	$26,325
Reserve for life-contingent contract benefits	12,333	12,549
Contractholder funds	19,139	19,434
Unearned premiums	13,448	13,473
Claim payments outstanding	865	875
Deferred income taxes	725	782
Other liabilities and accrued expenses	7,226	6,639
Long-term debt	6,847	6,350
Separate Accounts	3,314	3,444
Total liabilities	90,012	89,871
Shareholders’ equity
Preferred stock and additional capital paid-in, $1 par value, 95.2 thousand and 72.2 thousand shares issued and outstanding, $2,380 and $1,805 aggregate liquidation preference	2,303	1,746
Common stock, $.01 par value, 900 million issued, 352 million and 355 million shares outstanding	9	9
Additional capital paid-in	3,367	3,313
Retained income	45,031	43,162
Deferred ESOP expense	(3)	(3)
Treasury stock, at cost (548 million and 545 million shares)	(26,280)	(25,982)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	84	85
Other unrealized net capital gains and losses	283	1,981
Unrealized adjustment to DAC, DSI and insurance reserves	(180)	(404)
Unrealized net capital gains and losses	187	1,662
Unrealized foreign currency translation adjustments	(13)	(9)
Unrecognized pension and other postretirement benefit cost	(1,324)	(1,347)
Total accumulated other comprehensive income	(1,150)	306
Total shareholders’ equity	23,277	22,551
Total liabilities and shareholders’ equity	$113,289	$112,422

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)	Three months ended March 31,
	2018	2017
Cash flows from operating activities	(unaudited)
Net income	$975	$695
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	122	119
Realized capital gains and losses	134	(134)
Gain on disposition of operations	(1)	(2)
Interest credited to contractholder funds	161	173
Changes in:
Policy benefits and other insurance reserves	(364)	183
Unearned premiums	(204)	(248)
Deferred policy acquisition costs	10	14
Premium installment receivables, net	(58)	(19)
Reinsurance recoverables, net	(12)	11
Income taxes	181	284
Other operating assets and liabilities	(318)	(219)
Net cash provided by operating activities	626	857
Cash flows from investing activities
Proceeds from sales
Fixed income securities	10,619	7,083
Equity securities	1,138	2,601
Limited partnership interests	53	210
Other investments	76	24
Investment collections
Fixed income securities	583	1,029
Mortgage loans	46	223
Other investments	122	174
Investment purchases
Fixed income securities	(9,789)	(8,800)
Equity securities	(1,535)	(2,383)
Limited partnership interests	(415)	(268)
Mortgage loans	(192)	(86)
Other investments	(330)	(219)
Change in short-term investments, net	(1,533)	1,572
Change in other investments, net	(27)	(10)
Purchases of property and equipment, net	(62)	(74)
Acquisition of operations	(5)	(1,356)
Net cash used in investing activities	(1,251)	(280)
Cash flows from financing activities
Proceeds from issuance of long-term debt	498	—
Proceeds from issuance of preferred stock	558	—
Contractholder fund deposits	253	257
Contractholder fund withdrawals	(492)	(483)
Dividends paid on common stock	(132)	(122)
Dividends paid on preferred stock	(29)	(29)
Treasury stock purchases	(270)	(264)
Shares reissued under equity incentive plans, net	10	67
Other	62	3
Net cash provided by (used in) financing activities	458	(571)
Net (decrease) increase in cash	(167)	6
Cash at beginning of period	617	436
Cash at end of period	$450	$442

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income applicable to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in adjusted net income,

•	valuation changes on embedded derivatives not hedged, after-tax,

•
amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives not hedged, after-tax,

•	business combination expenses and the amortization of purchased intangible assets, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives not hedged, business combination expenses and the amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, adjusted net income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in adjusted net income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Business combination expenses are excluded because they are non-recurring in nature and the amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.
The following tables reconcile net income applicable to common shareholders and adjusted net income. Beginning January 1, 2018, the Tax Legislation reduced the U.S. corporate income tax rate from 35% to 21%. Taxes on adjustments to reconcile net income applicable to common shareholders and adjusted net income generally use a 21% effective tax rate for first quarter 2018 and 35% for first quarter 2017 and are reported net with the reconciling adjustment.

($ in millions, except per share data)	Three months ended March 31,
	Property-Liability		Consolidated		Per diluted common share
	2018	2017	2018	2017	2018	2017
Net income applicable to common shareholders	$953	$677	$946	$666	$2.63	$1.79
Realized capital gains and losses, after-tax	75	(89)	106	(88)	0.29	(0.24)
Valuation changes on embedded derivatives not hedged, after-tax	—	—	(4)	—	(0.01)	—
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives not hedged, after-tax	—	—	2	3	—	0.01
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	—	—	—	—
Business combination expenses and the amortization of purchased intangible assets, after-tax	1	1	17	29	0.05	0.08
Gain on disposition of operations, after-tax	—	—	(1)	(2)	—	—
Adjusted net income*	$1,029	$589	$1,066	$608	$2.96	$1.64
Adjusted net income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Adjusted net income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on common shareholders’ equity and adjusted net income return on common shareholders’ equity.

($ in millions)	For the twelve months ended March 31,
	2018	2017
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$3,353	$2,210
Denominator:
Beginning common shareholders’ equity (1)	$19,412	$18,594
Ending common shareholders’ equity (1)	20,974	19,412
Average common shareholders’ equity	$20,193	$19,003
Return on common shareholders’ equity	16.6%	11.6%

($ in millions)	For the twelve months ended March 31,
	2018	2017
Adjusted net income return on common shareholders’ equity
Numerator:
Adjusted net income	$2,925	$2,124

Denominator:
Beginning common shareholders’ equity	$19,412	$18,594
Less: Unrealized net capital gains and losses	1,256	1,200
Adjusted beginning common shareholders’ equity	18,156	17,394

Ending common shareholders’ equity	20,974	19,412
Less: Unrealized net capital gains and losses	187	1,256
Adjusted ending common shareholders’ equity	20,787	18,156
Average adjusted common shareholders’ equity	$19,472	$17,775
Adjusted net income return on common shareholders’ equity *	15.0%	11.9%
_____________
(1) Excludes equity related to preferred stock of $2,303 million as of March 31, 2018 and $1,746 million as of March 31, 2017 and March 31, 2016.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio.

Property-Liability	Three months ended March 31,
	2018	2017
Combined ratio	88.0	92.9
Effect of catastrophe losses	(4.5)	(10.1)
Effect of prior year non-catastrophe reserve reestimates	0.7	1.3
Underlying combined ratio*	84.2	84.1

Effect of prior year catastrophe reserve reestimates	—	—
Underwriting margin is calculated as 100% minus the combined ratio.

Allstate brand - Total	Three months ended March 31,
	2018	2017
Combined ratio	86.9	91.6
Effect of catastrophe losses	(4.5)	(10.0)
Effect of prior year non-catastrophe reserve reestimates	0.8	1.5
Underlying combined ratio*	83.2	83.1

Effect of prior year catastrophe reserve reestimates	—	—

Allstate brand - Auto Insurance	Three months ended March 31,
	2018	2017
Combined ratio	88.5	90.7
Effect of catastrophe losses	—	(1.4)
Effect of prior year non-catastrophe reserve reestimates	1.5	1.6
Underlying combined ratio*	90.0	90.9

Effect of prior year catastrophe reserve reestimates	(0.5)	(0.2)

Allstate brand - Homeowners Insurance	Three months ended March 31,
	2018	2017
Combined ratio	80.8	93.7
Effect of catastrophe losses	(17.3)	(34.1)
Effect of prior year non-catastrophe reserve reestimates	—	1.7
Underlying combined ratio*	63.5	61.3

Effect of prior year catastrophe reserve reestimates	1.6	0.1

Allstate brand - Other Personal Lines	Three months ended March 31,
	2018	2017
Combined ratio	89.0	93.1
Effect of catastrophe losses	(6.4)	(14.6)
Effect of prior year non-catastrophe reserve reestimates	0.7	0.3
Underlying combined ratio*	83.3	78.8

Effect of prior year catastrophe reserve reestimates	(0.7)	1.8

Esurance brand - Total	Three months ended March 31,
	2018	2017
Combined ratio	99.3	102.4
Effect of catastrophe losses	(0.7)	(1.9)
Effect of prior year non-catastrophe reserve reestimates	—	—
Effect of amortization of purchased intangible assets	(0.2)	(0.3)
Underlying combined ratio*	98.4	100.2

Effect of prior year catastrophe reserve reestimates	—	—

Encompass brand - Total	Three months ended March 31,
	2018	2017
Combined ratio	98.4	111.7
Effect of catastrophe losses	(11.3)	(23.7)
Effect of prior year non-catastrophe reserve reestimates	0.8	(1.4)
Underlying combined ratio*	87.9	86.6

Effect of prior year catastrophe reserve reestimates	3.1	0.7

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